Exhibit 99.1

NEWS RELEASE

Contact:
Susan Ball
EVP & Chief Financial Officer
(281) 388-5521

TEAM, INC. REPORTS STRONG SECOND QUARTER
2019 RESULTS
Gross Margin of 30% Reaches Highest Margin Since 2015

•	Net income of $6.1 million, a $37.4 million improvement from Q2 2018

•	Adjusted EBITDA of $32.8 million or 10.4% adjusted EBITDA margin representing the highest level since 2016

•	Gross margin of 30% in Q2 2019 is the highest since 2015; compared with 28.3% for the same quarter last year

•	Operating cash flow of $5.6 million for the six months ended June 30, 2019; represents an improvement of $23.3 million compared to the six months ended June 30, 2018

•
Record quarterly revenue performance of $32.3 million by Quest Integrity, an increase of 23% over Q2 2018; Q2 2019 operating income improved 62.1% over Q2 2018, expected to deliver a third straight year of record revenues

•	Selling, general and administrative expenses decreased by $11.6 million in Q2 2019 compared to Q2 2018; lowest quarterly SG&A since 2016

•	OneTeam program generated a total of $11.6 million of savings for the six months ended June 30, 2019 and remains on track to achieve $20-$22 million of savings for full year 2019

SUGAR LAND, TX – August 6, 2019 – Team, Inc. (NYSE: TISI), a leading global provider of specialized industrial services, today reported its financial results for the quarter ended June 30, 2019.

Consolidated net income in the second quarter of 2019 was $6.1 million ($0.20 income per diluted share) compared to a net loss of $31.3 million ($1.04 loss per diluted share) in the second quarter of 2018. Adjusted EBITDA, a non-GAAP measure, was $32.8 million for the second quarter of 2019 compared to $30.4 million in the prior year quarter. (See the accompanying reconciliation of non-GAAP items at the end of this news release.)

Consolidated revenues for the second quarter of 2019 were $315.8 million compared to $343.9 million in the prior year quarter. This reduction resulted primarily from lower activity in our Inspection and Heat Treating (“IHT”) segment, partially offset by higher activity levels in our Quest Integrity segment.

“We are pleased with our current quarter performance, achieving the highest quarterly adjusted EBITDA since 2016,” said Amerino Gatti, Chief Executive Officer of Team. “Due to our ongoing OneTEAM transformation and integration program, gross margin of 30% exceeded the prior year’s quarter by 170 basis points and 550 basis points sequentially which demonstrates our commitment to profitable revenue management. Second quarter SG&A was the lowest since 2016 and decreased 12.4% from Q2 2018. The year-over-year reduction in SG&A further reflects the successful implementation of our cost savings plan.”

“Quest Integrity continued its positive momentum, reporting record revenues of $32.3 million in the second quarter and, for the first time, delivering more than $10 million in adjusted EBITDA in a quarter. EBITDA margins expanded by 630 basis points to 32% and the segment remains on track for its third straight record revenue year. Quest continues to expand into both existing and new global markets by leveraging differentiated technologies, strong domain expertise and fully integrated asset specialized solutions all of which are critical for our clients.”

“Our focus on safety, quality and project execution are driving disciplined margin expansion and cash flow. Even as macro conditions fluctuate, our end-market activity supports a stronger second half than first half of the year. We remain optimistic about our outlook and are on track to achieve improvements in adjusted EBITDA, gross margins, and free cash flow over the prior year,” Mr. Gatti, concluded.

Second quarter 2019 reported results include certain net charges not indicative of Team’s core operating activities, including: $2.7 million of costs related to our OneTEAM program and $1.0 million of certain legal, professional fees and other non-recurring costs. Net of tax, these items totaled $2.9 million ($0.10 per diluted share).

Excluding these items, adjusted net income, a non-GAAP measure, was $9.0 million, or $0.30 adjusted net income per diluted share for the second quarter of 2019 compared to adjusted net loss of $4.4 million, or $0.15 adjusted net loss per diluted share for the same quarter in 2018. Our adjusted measure of operating income, Adjusted EBIT, was $16.7 million in the second quarter compared to $9.8 million in the prior year comparable quarter.

Adjusted net income or loss, Adjusted EBIT, Adjusted EBITDA and free cash flow are non-GAAP financial measures that exclude certain items that are not indicative of Team’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) for the quarters ended June 30, 2019 and 2018 (in thousands):

	Three Months Ended June 30,		Increase (Decrease)
	2019	2018	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$138,658	$168,673	$(30,015)	(17.8)%
MS	144,897	148,978	(4,081)	(2.7)%
Quest Integrity	32,274	26,238	6,036	23.0%
Total	$315,829	$343,889	$(28,060)	(8.2)%
Operating income (loss):
IHT	$9,497	$13,281	$(3,784)	(28.5)%
MS	20,317	10,582	9,735	92.0%
Quest Integrity	9,324	5,751	3,573	62.1%
Corporate and shared support services	(26,134)	(27,815)	1,681	6.0%
Total	$13,004	$1,799	$11,205	622.8%

Quest Integrity continued its strong growth with a 23.0% year-over-year improvement in revenue and a 62.1% increase in operating income. Decreased activity levels in IHT were associated with volumes being negatively impacted across Canada and parts of the United States. Also, decreases of revenue due to discontinued underperforming businesses in our IHT and MS segments in late 2018 significantly impacted revenues as compared to the same period in 2018.

Cash and Total Liquidity

Consolidated cash and cash equivalents was $12.8 million at June 30, 2019. We had approximately $56 million of available borrowing capacity with total liquidity of $69 million at June 30, 2019.

Revision of Prior Period Financial Statements

As noted in the previously issued 2018 Form 10-K, the Company identified errors in its previously issued 2018 unaudited condensed consolidated financial statements. These prior period errors are related to the measurement of valuation allowances on deferred tax assets. The prior period condensed consolidated financial statements and other affected prior period financial information have been revised to correct these errors. The effect of correcting the errors increased our income tax benefit and favorably impacted our net loss by $1.1 million for the three months ended June 30, 2018 and $6.7 million for the six months ended June 30, 2018. Based on an analysis of quantitative and qualitative factors, the Company determined the related impacts were not material to its previously filed annual or interim consolidated financial statements, and therefore, amendments of previously filed reports are not required.

Outlook for 2019

The Company anticipates that it will generate more than $30.0 million of free cash flow for 2019 with capital expenditures of approximately $30.0 million to $33.0 million.

Non-GAAP Financial Measures

The non-GAAP measures in this press release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Conference Call and Webcast Details

Team, Inc. will host a conference call on Wednesday, August 7, 2019 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to review its second quarter 2019 results.

By Phone: Dial 1-888-699-2378 inside the U.S. or 1-847-852-4067 outside the U.S. at least 10 minutes before the call. A telephone replay will be available through August 15 by dialing 1-855-859-2056 inside the U.S. or 404-537-3406 outside the U.S. using the Conference ID 8067998#.

By Webcast: The call will be broadcast over the web and can be accessed on Team’s website, www.teaminc.com under Investor Relations. Please log on at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. (NYSE: TISI) is a leading global provider of specialized industrial services, including inspection, engineering assessment and mechanical repair and remediation required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline, aerospace and other heavy industries. Team offers these services across over 200 locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the

Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018[1]	2019	2018[1]
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$315,829	$343,889	$585,428	$646,274
Operating expenses	221,232	246,707	424,884	473,558
Gross margin	94,597	97,182	160,544	172,716
Selling, general and administrative expenses	81,593	93,174	163,860	182,833
Restructuring and other related charges, net	—	2,411	208	2,411
Gain on revaluation of contingent consideration	—	(202)	—	(202)
Operating income (loss)	13,004	1,799	(3,524)	(12,326)
Interest expense, net	7,586	7,631	15,011	15,228
Loss on convertible debt embedded derivative	—	29,330	—	24,783
Other expense, net	313	285	255	332
Income (loss) before income taxes	5,105	(35,447)	(18,790)	(52,669)
Less: Provision (benefit) for income taxes	(997)	(4,106)	(664)	(9,064)
Net income (loss)	$6,102	$(31,341)	$(18,126)	$(43,605)

Income (Loss) per common share:
Basic	$0.20	$(1.04)	$(0.60)	$(1.45)
Diluted	$0.20	$(1.04)	$(0.60)	$(1.45)

Weighted-average number of shares outstanding:
Basic	30,270	30,003	30,250	29,989
Diluted	30,467	30,003	30,250	29,989
___________________

1	As revised. See Revision of Prior Period Financial Statements in this press release for additional information.

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	June 30,	December 31,
	2019	2018
	(unaudited)

Cash and cash equivalents	$12,750	$18,288

Other current assets	339,468	336,668

Property, plant and equipment, net	192,819	194,794

Other non-current assets	486,840	428,071

Total assets	$1,031,877	$977,821

Current portion of long-term debt and finance lease obligations	$279	$569

Other current liabilities	147,047	139,382

Long-term debt and finance lease obligations net of current maturities	363,491	356,814

Other non-current liabilities	73,961	23,956

Stockholders’ equity	447,099	457,100

Total liabilities and stockholders’ equity	$1,031,877	$977,821

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(in thousands)

	Six Months Ended June 30,
	2019	2018[1]
	(unaudited)	(unaudited)

Net loss	$(18,126)	$(43,605)

Depreciation and amortization expense	24,650	32,434

Provision for doubtful accounts	889	5,567

Deferred income taxes	2,466	(10,410)

Loss on convertible debt embedded derivative	—	24,783

Non-cash compensation cost	6,082	7,006

Working capital changes	(12,984)	(34,910)

Other items affecting operating cash flows	2,593	1,388

Net cash provided by (used in) operating activities	5,570	(17,747)

Capital expenditures	(14,396)	(12,082)

Proceeds from disposal of assets	782	1,463

Other items affecting investing cash flow	89	(483)

Net cash used in investing activities	(13,525)	(11,102)

Borrowings on Credit Facility, net	3,341	21,168

Debt issuance costs on Credit Facility	—	(855)

Cash associated with share-based payment arrangements, net	(351)	(225)

Other items affecting financing cash flows	(549)	(1,106)

Net cash provided by financing activities	2,441	18,982

Effect of exchange rate changes	(24)	(1,389)

Net change in cash and cash equivalents	$(5,538)	$(11,256)

___________________

1	As revised. See Revision of Prior Period Financial Statements in this press release for additional information.

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
IHT	$138,658	$168,673	$265,714	$320,092
MS	144,897	148,978	266,423	281,879
Quest Integrity	32,274	26,238	53,291	44,303
	$315,829	$343,889	$585,428	$646,274

Operating income (loss) (“EBIT”)
IHT	$9,497	$13,281	$11,218	$20,021
MS	20,317	10,582	25,851	13,100
Quest Integrity	9,324	5,751	10,968	6,845
Corporate and shared support services	(26,134)	(27,815)	(51,561)	(52,292)
	$13,004	$1,799	$(3,524)	$(12,326)

Adjusted EBIT
IHT	$9,523	$14,248	$11,346	$21,037
MS	20,349	10,921	25,968	13,938
Quest Integrity	9,324	5,784	10,968	6,878
Corporate and shared support services	(22,462)	(21,111)	(42,499)	(41,003)
	$16,734	$9,842	$5,783	$850
Adjusted EBITDA
IHT	$13,924	$18,973	$20,249	$30,567
MS	25,867	19,865	36,900	32,160
Quest Integrity	10,323	6,750	12,888	8,843
Corporate and shared support services	(17,353)	(15,181)	(33,522)	(31,280)
	$32,761	$30,407	$36,515	$40,290

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized Enterprise Resource Planning (“ERP”) implementation costs, gains (losses) on our convertible debt embedded derivative, and certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. We also exclude the income tax impacts of certain special income tax items including the effects of certain tax legislation changes. The identification of these special tax items is judgmental in nature, and their calculation is based on various assumptions and estimates. EBIT, as defined by the Company, excludes income tax expense (benefit), interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018[4]	2019	2018[4]
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income (loss):
Net income (loss)	$6,102	$(31,341)	$(18,126)	$(43,605)
Professional fees, legal and other[1]	3,730	5,834	9,099	10,880
ERP costs	—	—	—	87
Restructuring and other related charges, net[2]	—	2,411	208	2,411
Gain on revaluation of contingent consideration	—	(202)	—	(202)
Loss on convertible debt embedded derivative	—	29,330	—	24,783
Tax impact of adjustments and other net tax items[3]	(783)	(10,464)	(1,954)	(10,628)
Adjusted net income (loss)	$9,049	$(4,432)	$(10,773)	$(16,274)

Adjusted net income (loss) per common share:
Basic	$0.30	$(0.15)	$(0.36)	$(0.54)
Diluted	$0.30	$(0.15)	$(0.36)	$(0.54)

Adjusted EBIT and Adjusted EBITDA:
Operating income (loss) (“EBIT”)	$13,004	$1,799	$(3,524)	$(12,326)
Professional fees, legal and other[1]	3,730	5,834	9,099	10,880
ERP costs	—	—	—	87
Restructuring and other related charges, net[2]	—	2,411	208	2,411
Gain on revaluation of contingent consideration	—	(202)	—	(202)
Adjusted EBIT	16,734	9,842	5,783	850
Depreciation and amortization
Amount included in operating expenses	6,319	6,673	12,650	13,773
Amount included in SG&A expenses	6,060	9,306	12,000	18,661
Total depreciation and amortization	12,379	15,979	24,650	32,434
Non-cash share-based compensation costs	3,648	4,586	6,082	7,006
Adjusted EBITDA	$32,761	$30,407	$36,515	$40,290

Free Cash Flow:
Cash provided by (used in) operating activities	$(2,058)	$(19,898)	$5,570	$(17,747)
Capital expenditures	(7,786)	(6,595)	(14,396)	(12,082)
Free Cash Flow	$(9,844)	$(26,493)	$(8,826)	$(29,829)
____________________________________

1
For the three and six months ended June 30, 2019, includes $2.7 million and $5.9 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs). For the three and six months ended June 30, 2018, includes $4.1 million and $7.5 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).

2	Relates to restructuring costs incurred associated with the OneTEAM program.

3	Represents the tax effect of the adjustments at an assumed marginal tax rate of 21% for the three months and six ended June 30, 2019 and 28% for the three and six months ended June 30, 2018.

4	As revised. See Revision of Prior Period Financial Statements in this press release for additional information.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Adjusted EBIT and Adjusted EBITDA by Segment:

IHT
Operating income	$9,497	$13,281	$11,218	$20,021
Professional fees, legal and other[1]	—	(1)	—	48
Restructuring and other related charges, net[2]	26	968	128	968
Adjusted EBIT	9,523	14,248	11,346	21,037
Depreciation and amortization	4,401	4,725	8,903	9,530
Adjusted EBITDA	$13,924	$18,973	$20,249	$30,567

MS
Operating income	$20,317	$10,582	$25,851	$13,100
Professional fees, legal and other[1]	—	8	—	507
Restructuring and other related charges, net[2]	32	331	117	331
Adjusted EBIT	20,349	10,921	25,968	13,938
Depreciation and amortization	5,518	8,944	10,932	18,222
Adjusted EBITDA	$25,867	$19,865	$36,900	$32,160

Quest Integrity
Operating income	$9,324	$5,751	$10,968	$6,845
Restructuring and other related charges, net[2]	—	33	—	33
Adjusted EBIT	9,324	5,784	10,968	6,878
Depreciation and amortization	999	966	1,920	1,965
Adjusted EBITDA	$10,323	$6,750	$12,888	$8,843

Corporate and shared support services
Operating loss	$(26,134)	$(27,815)	$(51,561)	$(52,292)
Professional fees, legal and other[1]	3,730	5,827	9,099	10,325
ERP costs	—	—	—	87
Restructuring and other related charges (credits), net[2]	(58)	1,079	(37)	1,079
Gain on revaluation of contingent consideration	—	(202)	—	(202)
Adjusted EBIT	(22,462)	(21,111)	(42,499)	(41,003)
Depreciation and amortization	1,461	1,344	2,895	2,717
Non-cash share-based compensation costs	3,648	4,586	6,082	7,006
Adjusted EBITDA	$(17,353)	$(15,181)	$(33,522)	$(31,280)
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1
For the three and six months ended June 30, 2019, includes $2.7 million and $5.9 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs). For the three and six months ended June 30, 2018, includes $4.1 million and $7.5 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).

2	Relates to restructuring costs incurred associated with the OneTEAM program.